 Exhibit (a)(1)(i)
OFFER TO EXCHANGE ELIGIBLE OPTIONS FOR NEW OPTIONS
ENTASIS THERAPEUTICS HOLDINGS INC.
THIS OFFER AND WITHDRAWAL RIGHTS EXPIRE
AT 5:00 P.M., EASTERN TIME, ON JULY 16, 2021
UNLESS THIS OFFER IS EXTENDED
Entasis Therapeutics Holdings Inc. which is sometimes referred to herein as the “Company,” “Entasis,” “our,” “us,” or “we,” is offering eligible employees (including executive officers), certain consultants and non-employee directors the opportunity to exchange certain outstanding stock options to purchase shares of our common stock for new options to purchase a lesser number of shares of our common stock (the “replacement options”), calculated in accordance with specified exchange ratios. We expect to grant the replacement options on the date on which we cancel the options accepted for exchange, which will be the completion date of this offer. We are making this offer (the “Offer”) upon the terms, and subject to the conditions, set forth in this Offer to Exchange Eligible Options for New Options (this “Offer to Exchange”) and in the related Terms of Election (the “Terms of Election” and, together with this Offer to Exchange, as they may be amended from time to time, the “Option Exchange”).
Eligibility.   Only eligible options may be exchanged in the Option Exchange. For these purposes, “eligible options” are those options that:
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were granted pursuant to our 2018 Stock Incentive Plan (the “2018 Plan”) or our Amended and Restated Stock Plan (the “2015 Plan” and, collectively with the 2018 Plan, “Equity Plans”);

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have an expiration date on or after January 1, 2022; and

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have an exercise price equal to or greater than $4.98 per share.

Options that do not satisfy these conditions are not eligible to participate in the Option Exchange.
You are eligible to participate in the Option Exchange if you, as of the date this Offer commences:
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are an employee of the Company, including if you are an executive officer, or a certain consultant or non-employee director of the Company and remain an employee, consultant or non-employee director, as applicable, through the completion of the Option Exchange; and

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hold at least one eligible option as of the commencement of the Offer.

The outstanding options that you hold under the Equity Plans give you the right to purchase shares of our common stock once those options vest by paying the applicable exercise price (and satisfying any applicable tax withholding obligations). Thus, when we use the term “option” in this Offer to Exchange, we refer to the options you hold to purchase shares of our common stock and not to the shares of common stock underlying those options.

Exchange Ratios.   We established the exchange ratios described below in order to result in a fair value of the new stock options that will be proportionate, on an aggregate basis, to the fair value of the existing stock options that participants would surrender. The exchange ratios in the Option Exchange represent the number of shares of common stock underlying an eligible option that an employee must surrender in order to receive one share underlying a replacement option, and vary based on the fair value of the eligible stock options within the relevant grouping.
The exchange ratios for the Option Exchange were determined using the Black-Scholes model and are based on, among other things, the volatility of our stock, the expected term of a stock option and interest rates. The exchange ratios were calculated to result in an aggregate fair value of the replacement options approximately equal to the aggregate current fair value of the eligible options they replace, but measured as of March 30, 2021, which was the date the Compensation Committee of our board of directors approved the Option Exchange. The Board approved the Option Exchange and recommended that our shareholders do the same based on its belief that the new stock options granted in the Option Exchange will provide a better incentive and motivation to employees, executive officers, consultants and directors than the underwater options they currently hold, while balancing the interests of our shareholders by reducing our total number of shares of common stock underlying outstanding options, avoiding further dilution to our shareholders and minimizing the accounting expense of the grants of replacement options.
The number of shares of our common stock subject to each replacement option, calculated according to the exchange ratios, will be rounded down to the nearest whole share on a grant-by-grant basis. Replacement options to purchase fractional shares will not be granted and you will not receive any cash for fractional shares. As illustrated in the table below, the applicable exchange ratios will vary based on the exercise price of the eligible stock option.
Exchange Price Range per Share	Number of Outstanding Eligible Options	Exchange Ratio (Surrendered Stock Options to New Stock Options)
$4.98	184,300	1.5 for 1
$5.01 – $5.34	124,500	1.2 for 1
$5.66 – $6.12	685,800	1.3 for 1
$6.40 – $6.79	52,500	1.2 for 1
$6.85	313,205	1.3 for 1
$6.90	25,000	1.2 for 1
$15.00	224,784	1.8 for 1
If you are eligible to participate in the Option Exchange, you can exchange your eligible options on a grant-by-grant basis, i.e., based on the original grant date and exercise price of the eligible option (referred to herein as a “separate option grant”). No partial exchanges of separate option grants will be permitted; however, you can choose to exchange one or more of your eligible separate option grants without having to exchange all of your eligible separate option grants. If you have previously exercised a portion of an eligible separate option grant, only the portion of the eligible separate option grant which has not yet been exercised will be eligible to be exchanged.
All eligible options that we accept pursuant to the Option Exchange will be cancelled on the expiration date of this Offer (the “Offer expiration date”), currently scheduled for 5:00 p.m., Eastern time, on July 16, 2021, and eligible options elected for exchange will no longer be exercisable after that time. We expect to grant the replacement options on the Offer expiration date, with the date of grant for the replacement options referred to in this Offer to Exchange as the “replacement option grant date.” The replacement options will have a per share exercise price equal to the per share closing price of our common stock on the Nasdaq Global Market (“Nasdaq”), on the replacement option grant date.
Terms of Replacement Options.   We will grant the replacement options under the Equity Plans, on the replacement option grant date, which will be the date on which we cancel the eligible options accepted for exchange. In order to be granted a replacement option, you must remain continuously employed by the Company or in continuous service as a consultant or non-employee director of the Company through the replacement option grant date.

The replacement options:
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will have a per share exercise price equal to the per share closing price of our common stock on Nasdaq on the replacement option grant date. If the per share closing price of our common stock exceeds $4.98 on the replacement option grant date, the replacement options that you receive in exchange for your existing options may have a higher exercise price than some or all of your surrendered eligible options;

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will have the same vesting schedule as the exchanged options for options with a remaining vesting period exceeding 12 months. For exchanged options with a remaining vesting period of 12 months or less, including fully vested options, the replacement options will vest in full 12 months from the replacement option grant date.

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will have a term equal to 10 years from the replacement option grant date;

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will be granted as (i) incentive stock options to the maximum extent permitted by law if you are an employee on the replacement option grant date and your exchanged options are incentive stock options, or (ii) non-qualified stock options in all other cases; and

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will have the terms and be subject to the conditions as provided for in the Equity Plans and applicable option award agreement.

Although our Board of Directors has approved the Offer, neither we nor our Board of Directors make any recommendation as to whether you should elect to exchange or refrain from electing to exchange all or any of your eligible options. You must make your own decision regarding whether to elect to exchange all or any of your eligible options.
This Offer is not conditioned upon a minimum aggregate number of eligible options being surrendered for exchange. This Offer is subject to certain conditions which we describe in Section 6 of this Offer to Exchange.
If the market price of our common stock exceeds $4.98 on the replacement option grant date, the replacement options that you receive in exchange for your existing options may have a higher exercise price than some or all of your surrendered eligible options.
Our common stock is listed on Nasdaq under the symbol “ETTX.” On June 16, 2021, the closing price of our common stock on Nasdaq was $2.68 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your eligible options.
As of June 16, 2021, there were a total of 1,610,089 eligible options outstanding under our existing Equity Plans, which, if exercised in full, would represent approximately 3.4% of our total common stock outstanding as of such date, which was 47,310,254 shares.
IMPORTANT
If you wish to participate in this Offer, you must complete and submit your exchange election form and elect to participate on or before 5:00 p.m., Eastern time, on July 16, 2021 (or such later time and date as may apply if the Offer to Exchange is extended). Election submissions that are received after this deadline will not be accepted. In order to participate in this Offer and submit your election, you will be required to acknowledge your agreement to all of the terms and conditions of the Offer to Exchange as set forth in the Offer documents.
Exchange election forms, once completed, must be submitted electronically to Entasis_Option_Exchange@entasistx.com on or before 5:00 p.m., Eastern time, on July 16, 2021. Election forms submitted by any other means, including email to any address other than Entasis_Option_Exchange@entasistx.com facsimile, hand delivery, interoffice, United States mail (or other post) and Federal Express (or similar delivery service), are not permitted and will not be accepted by us.
You should direct questions about this Offer and requests for additional copies of this Offer to Exchange and the other Offer documents by emailing Sara Castello, at sara.castello@entasistx.com, Elizabeth Keiley, at betzy.keiley@entasistx.com, or Colleen Tucker, at colleen.tucker@entasistx.com.

We are not making this Offer to, nor will we accept any election to exchange options from or on behalf of, option holders in any jurisdiction in which this Offer or the acceptance of any election to exchange options would not be in compliance with the laws of that jurisdiction. However, we may, at our discretion, take any actions necessary or desirable for us to make this Offer to option holders in any such jurisdiction.
THIS OPTION EXCHANGE OFFER DOCUMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR ANY STATE OR FOREIGN SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE OR FOREIGN SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
ENTASIS HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM ELECTING TO EXCHANGE YOUR OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR OTHER INFORMATION TO WHICH WE HAVE REFERRED YOU. ENTASIS HAS NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED TERMS OF ELECTION. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY ENTASIS.
NOTHING IN THIS DOCUMENT SHALL BE CONSTRUED TO GIVE ANY PERSON THE RIGHT TO REMAIN IN THE EMPLOYMENT OR SERVICE OF ENTASIS OR TO AFFECT OUR RIGHT TO TERMINATE THE EMPLOYMENT OR SERVICE OF ANY PERSON AT ANY TIME WITH OR WITHOUT CAUSE TO THE EXTENT PERMITTED UNDER LAW. NOTHING IN THIS DOCUMENT SHOULD BE CONSIDERED A CONTRACT OR GUARANTEE OF WAGES OR COMPENSATION.
ENTASIS RESERVES THE RIGHT TO AMEND OR TERMINATE THE EQUITY PLANS AT ANY TIME, AND THE GRANT OF AN OPTION UNDER THE EQUITY PLANS OR THIS OFFER DOES NOT IN ANY WAY OBLIGATE ENTASIS TO GRANT ADDITIONAL OPTIONS OR OFFER FURTHER OPPORTUNITIES TO PARTICIPATE IN ANY OPTION EXCHANGE IN ANY FUTURE YEAR. THE GRANT OF AN OPTION AND ANY FUTURE OPTIONS GRANTED UNDER THE EQUITY PLANS OR IN RELATION TO THIS OFFER IS WHOLLY DISCRETIONARY IN NATURE AND IS NOT TO BE CONSIDERED PART OF ANY NORMAL OR EXPECTED COMPENSATION FOR ANY PURPOSE, INCLUDING WITHOUT LIMITATION, CALCULATING ANY SEVERANCE, RESIGNATION, REDUNDANCY, TERMINATION, BONUS, PENSION OR RETIREMENT PAYMENTS, WELFARE BENEFITS OR SIMILAR PAY OR BENEFITS, OTHER THAN TO THE EXTENT REQUIRED BY LOCAL LAW.

OPTION EXCHANGE

SUMMARY TERM SHEET
The following are answers to some of the questions that you may have about this Offer. We urge you to read carefully the following questions and answers, as well as the remainder of this Offer to Exchange. Where applicable, we have included section references to the remainder of this Offer to Exchange where you can find a more complete description of the topics in this question and answer summary. We suggest that you consult with your personal financial and tax advisors before deciding whether to participate in this Offer. Please review this summary term sheet and questions and answers, and the remainder of this Offer to Exchange and the Terms of Election to ensure that you are making an informed decision regarding your participation in this Offer.
For your ease of use, the questions and answers in this Summary Term Sheet have been separated into three sections, (i) option exchange design questions, (ii) administrative and timing questions and (iii) other important questions.
Option Exchange Design Questions
What is the Option Exchange?
The Option Exchange is being offered by Entasis to allow eligible employees of Entasis, certain consultants and non-employee directors of Entasis to exchange their outstanding options that were issued under the Equity Plans, that expire on or after January 1, 2022 and that have exercise prices equal to or greater than $4.98 for new options covering a lesser amount of shares, which we refer to as replacement options. The number of shares subject to replacement options that will be granted in exchange for existing eligible options will be determined by the exchange ratios described below. The replacement options will be granted on the date on which we cancel the eligible options accepted for exchange, which we expect will be the expiration date of this Offer. The replacement options will have an exercise price equal to the closing price of our common stock on Nasdaq on the date the replacement options are granted. The replacement options will be subject to the terms and conditions as provided for in the Equity Plans. Each replacement option will have a term equal to 10 years from the replacement option grant date.
Replacement options will have the same vesting schedule as the exchanged options for options with a remaining vesting period exceeding 12 months. For exchanged options with a remaining vesting period of 12 months or less, including fully vested options, the replacement options will vest in full 12 months from the replacement option grant date.
Why are we making this Offer?
An objective of our equity incentive programs has been, and continues to be, to align the interests of equity incentive plan participants with those of our shareholders, and we believe that the Option Exchange is an important component in our efforts to achieve that goal. We are implementing the Option Exchange using exchange ratios designed to result in potential grants of replacement stock options with a fair value that will be approximately equal to the fair value of the eligible options that are surrendered in the Option Exchange.
A significant majority of our employees’, consultants’ and non-employee directors’ options have exercise prices that exceed, in some cases significantly, the trading prices of our common stock over the past two plus years. We believe these underwater options are no longer effective as incentives to motivate and retain our employees and consultants. In the face of a competitive market for exceptional employees and consultants, the need for adequate and appropriate incentives and retention tools remains strong. The Offer will also allow our non-employee directors to be fairly compensated for their service on our Board of Directors.
As of June 16, 2021, we had an aggregate of 3,080,075 outstanding options under our Equity Plans, which we collectively refer to as our “overhang,” constituting approximately 6.5% of our outstanding common stock as of such date, which was 47,310,254 shares. As of June 16, 2021, there were a total of 1,610,089 eligible options outstanding under the Equity Plans which, if exercised in full, would represent approximately 3.4% of our total common stock outstanding as of June 16, 2021.

Eligible options remain outstanding and contribute to overhang until such time as they expire or are otherwise cancelled. Although eligible options are not likely to be exercised as long as our share price is lower than the applicable exercise price, they will remain an expense on our financial statements with the potential to dilute shareholders’ interests for up to the full term of the options, while delivering relatively little retentive or incentive value, unless they are surrendered or cancelled. If all of these eligible stock options are exchanged and replaced by replacement options, we estimate that we can reduce our overhang of outstanding stock options by as much as 425,545 shares, or approximately 1.0% of our outstanding common stock as of June 16, 2021. We believe that the replacement options will be more likely to be exercised, which would reduce our overhang. Further, surrendered eligible options will be cancelled and returned to the pool of shares reserved for future grant under the Equity Plans.
The Option Exchange is voluntary and will allow eligible employees, consultants and non-employee directors to choose whether to keep their existing options at existing exercise prices or to exchange those options for replacement options with new exercise prices. We intend the Option Exchange to enable eligible employees, consultants and non-employee directors to recognize value from their options, but this cannot be guaranteed considering the unpredictability of the stock market. (See Section 2 of the Offer to Exchange entitled “Purpose of this Offer” below for additional information.)
Subject to the limitations set forth in Sections 6 and 14 of the Offer to Exchange entitled “Conditions of this Offer” and “Extension of Offer; Termination; Amendment,” respectively, we reserve the right before the Offer expiration date, to terminate or amend this Offer and to postpone our acceptance and cancellation of any options elected for exchange, if at any time on or after the date of commencement of the Offer and prior to the Offer expiration date certain events have occurred, including any increase or decrease of greater than 33% of the market price of our common stock that occurs during the tender offer as measured from $2.68, which was the closing price of our common stock on Nasdaq on June 16, 2021.
How does the Option Exchange work?
We are offering eligible employees, consultants and non-employee directors the opportunity to exchange their outstanding options that were issued under the Equity Plans, expire on or after January 1, 2022 and have exercise prices equal to or greater than $4.98 for a predetermined number of replacement options, rounded down to the nearest whole share, based on the exchange ratios described in the table below. The outstanding options that you hold give you the right to purchase our shares of common stock once you exercise those options by paying the applicable exercise price of those options (and satisfying any applicable tax withholding obligations). Thus, when we use the term “options” in this Option Exchange, we refer to the actual options you hold to purchase our shares of common stock and not the shares of common stock underlying those options.
Replacement options will be granted at a per share exercise price equal to the per share closing price of our common stock on Nasdaq on the replacement option grant date, which we expect to be the Offer expiration date. Participating in the Option Exchange requires an eligible employee to make a voluntary election to tender eligible options on or before 5:00 p.m., Eastern time, on July 16, 2021, unless this Offer is extended, after which time such election will be irrevocable.
The exchange ratios in the Option Exchange represent the number of shares of common stock underlying an eligible option that an employee must surrender in order to receive one share of common stock underlying a replacement option, and vary based on the exercise price of the eligible options and the fair value of the eligible options within the relevant grouping. The exchange ratios for the Option Exchange were determined using the Black-Scholes model and are based on, among other things, the volatility of our stock, the expected term of a stock option and interest rates. The exchange ratios were calculated to result in an aggregate fair value of the replacement options approximately equal to the aggregate current fair value of the eligible options they replace, measured as of March 30, 2021, in order to balance the compensatory goals of the Option Exchange and the interests of our shareholders, including reducing our total number of shares of common stock underlying outstanding options, avoiding further dilution to our shareholders and minimizing the accounting expense of the grants of replacement options. The number of shares of common stock underlying each replacement option will be calculated according to the exchange ratios and will be rounded down to the nearest whole share on a grant-by-grant basis (based on the grant date of the eligible option). Replacement options to purchase fractional shares will not be granted and cash will not be paid for any fractional shares. As illustrated in the table below, the applicable exchange ratios will vary based on the exercise price of the eligible stock option.
Exchange Price Range Per Share	Number of Outstanding Eligible Options	Exchange Ratio (Surrendered Stock Options to New Stock Options)
$4.98	184,300	1.5 for 1
$5.01 – $5.34	124,500	1.2 for 1
$5.66 – $6.12	685,800	1.3 for 1
$6.40 – $6.79	52,500	1.2 for 1
$6.85	313,205	1.3 for 1
$6.90	25,000	1.2 for 1
$15.00	224,784	1.8 for 1
The per share exercise price of the replacement options will be the per share closing price of our common stock on Nasdaq on the replacement option grant date.
Unless prevented by law or applicable regulations, eligible options accepted for exchange will be cancelled, and replacement options will be granted under the Equity Plans.
Example
To illustrate how the exchange ratios work, assume that:
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You are an active employee.

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You have three existing option grants each to purchase 1,000 shares of common stock with corresponding per share exercise prices of: $3.11 (hypothetical grant date of November 22, 2017), $4.98 (hypothetical grant date of August 11, 2015) and $5.66 (hypothetical grant date of January 18, 2019). Each option vests as to 25% of the shares subject to the option on the first anniversary of the vesting commencement date, and as to the remainder in 36 equal monthly installments thereafter, subject to continued employment.

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The replacement option grant date is July 16, 2021.

If you elect to participate in the Offer:
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You will only be able to elect to exchange your two existing option grants with per share exercise prices of $4.98 and $5.66 for replacement options. Your election to exchange can cover zero shares or all 1,000 shares of each separate grant (i.e., with the same exercise price and grant date). You cannot elect to exchange less than the full amount of a separate grant. For example, you cannot elect to exchange 500 shares of the option grant with the exercise price of $4.98 and $5.66. Instead, you can elect to exchange either all options with that exercise price, or none. If you have previously exercised a portion of an eligible separate option grant, only the portion of the eligible option grant which has not yet been exercised will be eligible to be exchanged.

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You will not be able to exchange your existing option grant with a per share exercise price of $3.11 for a replacement option because the exercise price for this option grant is less than $4.98.

Under these facts, the table below shows the number of shares of common stock subject to each replacement option you would receive were you to participate in the Offer and elect to exchange the existing eligible options with per share exercise prices of $4.98 and $5.66.
Grant Date of Existing Eligible Option	Exercise Price of Existing Eligible Option	Cancelled Shares Subject To Existing Eligible Option	Exchange Ratio	Shares Subject to Replacement Option
August 11, 2015	$4.98	1,000	1.5 for 1	666
January 18, 2019	$5.66	1,000	1.3 for 1	769

Replacement options will have the same vesting schedule as the exchanged options for options with a remaining vesting period exceeding 12 months. For exchanged options with a remaining vesting period of 12 months or less, including fully vested options, the replacement options will vest in full 12 months from the replacement option grant date. Accordingly, because the options granted August 11, 2015 are fully vested, the replacement options issued in exchange for such options will vest 12 months following the issuance of the replacement option. Conversely, because the options granted on January 18, 2019 have a remaining vesting period of more than 12 months, a portion of the replacement options (corresponding to the exchanged options that have vested or that will vest within 12 months of the exchange date) will vest 12 months after the exchange date and the remaining options will continue vesting in equal monthly increments thereafter through the vesting completion date of the exchanged option.
Which options are eligible for this Offer?
Options eligible for exchange are those held by employees, consultants and non-employee directors that were issued under the Equity Plans, expire on or after January 1, 2022 and have exercise prices equal to or greater $4.98.
Additionally, options that expire pursuant to their terms prior to the completion of the Option Exchange will be forfeited as of the Offer expiration date and will not eligible to be exchanged for replacement options.
Who is eligible to participate in this Offer?
You are eligible to participate in this Offer only if (i) you are: (1) an employee of Entasis as of the Offer commencement date and remain an employee through the Offer expiration date, (2) a consultant of Entasis that provides services as a consultant as of the Offer commencement date and remain a consultant through the Offer expiration date or (3) you are a non-employee director of Entasis as of the Offer commencement date and remain a non-employee director through the Offer expiration date and (ii) you hold at least one eligible option on the Offer commencement date.
What if I leave Entasis before the Offer expiration date?
If you are no longer employed with Entasis, whether voluntarily, involuntarily, or for any other reason, or you cease serving as a consultant or non-employee director of Entasis before the Offer expiration date, you will not be able to participate in this Offer.
ACCORDINGLY, IF YOU ARE NOT AN ELIGIBLE EMPLOYEE OF ENTASIS, AN ELIGIBLE CONSULTANT OF ENTASIS OR AN ELIGIBLE NON-EMPLOYEE DIRECTOR OF ENTASIS AS DESCRIBED ABOVE ON THE OFFER EXPIRATION DATE, EVEN IF YOU HAD ELECTED TO PARTICIPATE IN THIS OFFER AND HAD TENDERED SOME OR ALL OF YOUR OPTIONS FOR EXCHANGE, YOUR TENDER WILL AUTOMATICALLY BE DEEMED WITHDRAWN AND YOU WILL NOT PARTICIPATE IN THIS OFFER, AND YOU WILL RETAIN YOUR OUTSTANDING OPTION(S) IN ACCORDANCE WITH THEIR CURRENT TERMS AND CONDITIONS. IN THE CASE OF A TERMINATION OF YOUR SERVICE, YOU MAY BE ENTITLED TO EXERCISE YOUR OUTSTANDING OPTION(S) DURING A LIMITED PERIOD OF TIME FOLLOWING THE TERMINATION OF SERVICE IN ACCORDANCE WITH THEIR TERMS TO THE EXTENT THAT THEY ARE VESTED AS OF SUCH TERMINATION OF SERVICE. (See Section 1 of the Offer to Exchange entitled “Eligibility; Number of Options; Offer Expiration Date” and Section 5 of the Offer to Exchange entitled “Acceptance of Options for Exchange; Grant of Replacement Options” below for additional information.)
Why aren’t the exchange ratios set at one-for-one?
The exchange ratios were calculated to result in an aggregate fair value of the replacement options approximately equal to the aggregate current fair value of the eligible options they replace, measured as of March 30, 2021, in order to balance the compensatory goals of the option exchange and the interests of our shareholders, including reducing our total number of outstanding options, avoiding further dilution to our shareholders, and minimizing the accounting expense of the grants of replacement options. If we were to exchange the options on a one-for-one basis, but reduce the exercise price to the lower current fair market value of our common stock, the fair value of the replacement options and the associated accounting expense would be greater than the current fair value of the eligible options. Accordingly, the higher-value replacement options will cover fewer shares than the lower-value eligible options they replace to achieve the same relative value.
If I participate, what will happen to my exchanged options?
Eligible options that you elect to exchange will be cancelled on the expiration date of this Offer, which is currently scheduled for 5:00 p.m., Eastern time, on July 16, 2021, unless this Offer is extended.
If I elect to exchange some of my eligible options, do I have to elect to exchange all of my eligible options?
No. You may elect to exchange your eligible options on a grant-by-grant basis (determined based on options having the same grant date and exercise price). If you elect to exchange any portion of an eligible separate option grant in the Offer, you must elect to exchange the entire eligible separate option grant. No partial exchanges of separate option grants will be permitted.
What happens to eligible options that I choose not to exchange or that you do not accept for exchange?
Eligible options that you choose not to exchange or that we do not accept for exchange will remain outstanding and will retain their existing terms, exercise prices and vesting schedules.
Will I receive non-qualified stock options or incentive stock options if I participate in this Offer?
If you are an employee on the replacement option grant date and your exchanged option is an incentive stock option, your replacement option will be granted as an incentive stock option to the maximum extent permitted by law. Any portion of your replacement option that does not qualify as an incentive stock option will be treated as a non-qualified stock option, even if your exchanged option was an incentive stock option. If you are a consultant or non-employee director on the replacement option grant date, or if you are an employee on such date and your exchanged option is a non-qualified stock option, your replacement option will be granted as a non-qualified stock option.
What happens if I exchange my incentive stock options in this Offer?
If you exchange your incentive stock options in this Offer, your replacement option will also be granted as incentive stock options to the maximum extent permitted by law, so long as you are an employee on the replacement option grant date. Please be aware, however, that a replacement option intended to be an incentive stock option may not in fact qualify, and may instead be a non-qualified stock option in full or in part.
For example, one legal requirement of an incentive stock option is that the stock with respect to which an incentive stock option is first exercisable during any calendar year cannot have a total fair market value that is more than $100,000. For purposes of this $100,000 limit, the fair market value of the stock is determined as of the grant date of the option (i.e., typically the exercise price). In calculating the $100,000 limit for the year in which this Offer occurs, any portion of your exchanged options that first became exercisable (or would have first become exercisable) in such year will count against the limit, together with any portion of your replacement options that first become exercisable in such year. Accordingly, if the total fair market value of the stock with respect to which your replacement options is first exercisable during a calendar year exceeds this $100,000 limit, the portion of your replacement options in excess of this limit will be automatically treated as non-qualified stock options.
What are the conditions to this Offer?
This Offer is subject to the conditions described in Section 6. This Offer is not conditioned upon a minimum aggregate number of options being elected for exchange. (See Section 6 of the Offer to Exchange entitled “Conditions of this Offer” below for additional information.)

Administrative and Timing Questions
How do I participate in this Offer?
If you choose to participate in the Option Exchange, you must take the following action on or before 5:00 p.m., Eastern time, on the Offer expiration date:
1.
Complete the exchange election form provided to you as part of the Offer; and

2.
Properly complete and submit your exchange election form after reading all of the offering materials by (a) indicating which eligible options you wish to exchange by indicating “Exchange” or “Do Not Exchange” in the Election column and (b) signing the exchange election form where indicated (either manually or electronically) and (c) emailing your complete exchange election form to Entasis_Option_Exchange@entasistx.com. Your signature on the exchange election form constitutes your acknowledgement and agreement to the Terms of Election.

Entasis must receive your properly completed exchange election form via email to Entasis_Option_Exchange@entasistx.com on or before 5:00 p.m., Eastern time, on the Offer expiration date, which is to occur on July 16, 2021, unless extended by us.
You can change or withdraw your election any time during the offering period; however, the last election that you make, if any, on or prior to 5:00 p.m., Eastern time, on the Offer expiration date will be final and irrevocable.
If you elect to exchange an eligible option grant, you must elect to exchange that entire eligible option grant. If you hold more than one eligible option grant, however, you may choose to exchange eligible separate option grants, on a grant-by-grant basis, without having to exchange all of your eligible option grants. No partial exchanges of separate option grants will be permitted. If you are eligible to participate in the Option Exchange, the option exchange website will list all of your eligible separate option grants.
Elections submitted by any other means, including email to any address other than Entasis_Option_Exchange@entasistx.com, facsimile, hand delivery, interoffice, United States mail (or other post) and Federal Express (or similar delivery service), are not permitted, and will not be accepted.
How do I find out the details about my existing options?
Certain information regarding your eligible options will be provided to you on the exchange election form. For further details about your existing options, you should refer to the Equity Plans and the option award agreement for your eligible options.
What will happen if I do not submit my election by the deadline?
If you do not submit your election by the deadline, then you will not participate in this Offer, and all options currently held by you will remain in effect at their original exercise price and subject to their original terms and conditions. (See “Risk Factors” below for additional information.)
IF YOU FAIL TO PROPERLY SUBMIT YOUR ELECTION BY THE DEADLINE, YOU WILL NOT BE PERMITTED TO PARTICIPATE IN THIS OFFER.
During what period of time can I withdraw or change my previous elections?
You can withdraw or change your previously submitted election to exchange or not exchange eligible options at any time on or before 5:00 p.m., Eastern time, on the Offer expiration date, which is scheduled to occur on July 16, 2021, unless extended by us. If this Offer is extended beyond July 16, 2021, you can withdraw or change your election at any time until the extended expiration date of this Offer. To change your previously submitted election, you must submit a new exchange election form in the same manner described above before the election deadline. To withdraw your previously submitted election, submit a new exchange election form before the election deadline, and select “No” in the election column for the particular option(s) you wish to withdraw. It is your responsibility to confirm that we have received your correct election before the deadline. In all cases, the last election submitted and received prior to the deadline will be final and irrevocable. (See Section 4 of the Offer to Exchange entitled “Withdrawal Rights” below for additional information.)
AFTER THE DEADLINE TO WITHDRAW OR CHANGE YOUR ELECTION HAS OCCURRED, YOU WILL NOT BE PERMITTED TO WITHDRAW OR CHANGE YOUR ELECTION.
Can I exchange the remaining portion of an eligible option grant that I have already partially exercised?
Yes, any unexercised portion of an eligible separate option grant can be exchanged. If you have previously exercised a portion of an eligible option grant, only the portion of that option grant that has not yet been exercised will be eligible to be exchanged. Any portion of a separate option grant that has been exercised is not eligible to participate in the Option Exchange. The replacement option will only replace the portion of eligible option grant that is cancelled upon the expiration of this Offer.
Can I select which of my eligible options to exchange?
Yes. You can exchange your eligible options on a grant-by-grant basis, determined based on the grant date and exercise price of the original option. However, no partial exchanges of eligible separate option grants will be permitted.
Can I exchange both vested and unvested eligible options?
Yes. You can exchange eligible options, whether or not they are vested. The vesting schedule for replacement stock options is described below.
What will be my new option exercise price?
The per share exercise price of the replacement options will be the per share closing price of our common stock on Nasdaq on the replacement option grant date, which is expected to occur on the Offer expiration date. IF THE MARKET PRICE OF OUR COMMON STOCK INCREASES BEFORE THE REPLACEMENT OPTION GRANT DATE, THE REPLACEMENT OPTIONS THAT YOU RECEIVE IN EXCHANGE FOR YOUR EXISTING OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR EXISTING OPTIONS. (See Section 1 of the Offer to Exchange entitled “Eligibility; Number of Options; Offer Expiration Date,” Section 2 of the Offer to Exchange entitled “Purpose of this Offer” and “Risk Factors” below for additional information.)
When will the replacement options be granted?
We expect to grant the replacement options on the Offer expiration date, which is the date we cancel options elected for exchange. The Offer expiration date is currently scheduled for July 16, 2021. If this Offer is extended beyond July 16, 2021, then we expect that the replacement options will be granted on the expiration date of the extended Offer. (See Section 8 of the Offer to Exchange entitled “Source and Amount of Consideration; Terms of Replacement Options” below for more information.)
When will the replacement options vest?
Replacement options will have the same vesting schedule as the exchanged options for options with a remaining vesting period exceeding 12 months. For exchanged options with a remaining vesting period of 12 months or less, including fully vested options, the replacement options will vest in full 12 months from the replacement option grant date.
Like all of our outstanding options, the vesting of the replacement options is dependent upon continued employment with Entasis (if you are an employee) or continued service with Entasis (if you are a consultant or non-employee director) through the applicable vesting date. Replacement options are subject to the terms and conditions as provided for in the Equity Plans and may be forfeited if not vested at the time of a termination of service. (See Section 8 of the Offer to Exchange entitled “Source and Amount of Consideration; Terms of Replacement Options” below for additional information.)

What will be the terms and conditions of my replacement options?
Replacement options will have terms and conditions set forth in the Equity Plans and will be subject to an applicable form of option award agreement (based on your location of residency and whether you are an employee, consultant or non-employee director). In addition, the number of shares subject to the replacement options and the replacement options’ exercise prices, vesting dates may be different from such terms that are applicable to eligible options, but the replacement options will otherwise have terms and conditions generally similar to the surrendered eligible options, including any provisions providing for accelerated vesting or extended exercisability upon certain terminations.
You are encouraged to consult the Equity Plans and the form of option award agreements for complete information about the terms of the replacement options, which are available through the Company’s option administration website, ETRADE.com. Each replacement option will have a term equal to 10 years from the replacement option grant date, subject to earlier expiration of the option following termination of your employment or service, as applicable, with Entasis. (See Section 8 of the Offer to Exchange entitled “Source and Amount of Consideration; Terms of Replacement Options” below for additional information.)
What if my employment or service with Entasis is terminated after the replacement options are granted?
If your employment with Entasis (if you are an employee) or service with Entasis (if you are a non-employee director or consultant) is terminated for any reason after the replacement option has been granted, you will forfeit any shares of common stock underlying your replacement options that are unvested at the date of your termination, subject to any provisions providing for accelerated vesting. You may exercise your replacement options that are vested as of the date of your termination within the time set forth in your option award agreement (generally, within 90 days following the date of your termination of employment or service, as applicable). (See Section 8 of the Offer to Exchange entitled “Source and Amount of Consideration; Terms of Replacement Options” below for additional information.)
What happens if Entasis is subject to a change in control AFTER the replacement options are granted?
Although we are not currently contemplating a merger or similar transaction that could result in a change in control of our Company, we are reserving the right to take any actions that we deem necessary or appropriate to complete a transaction that our Board of Directors believes is in the best interest of our Company and our shareholders. It is possible that, after the grant of replacement options, we might effect or enter into an agreement, such as a merger or other similar transaction, in which the current share ownership of our Company will change such that a new group of shareholders has the number of votes necessary to control shareholder voting decisions. We refer to this type of transaction as a change in control transaction.
For information about the change in control provisions governing your current options, you can refer to our Equity Plans, as applicable, and the prospectus for each such Equity Plans, all of which are available through the option exchange website. Your option award agreement(s) and certain other agreements between you and Entasis may also contain provisions that affect the treatment of your options in the event of a change in control.
What happens if Entasis is subject to a change in control BEFORE the replacement options are granted?
Although we are not currently contemplating a merger or similar transaction that could result in a change in control of our Company, we reserve the right to take any actions that we deem necessary or appropriate to complete a transaction that our Board of Directors believes is in the best interest of our Company and our shareholders. This could include terminating this Offer and/or your right to receive replacement options under this Offer.
Any change in control transaction, or announcement of such transaction, could have a substantial effect on our share price, including potentially substantial appreciation in the price of our common stock. Depending on the structure of such a transaction, price appreciation in the common stock associated with the replacement options could be drastically altered. For example, if our shares of common stock were to be acquired in a cash merger, the fair market value of our shares, and hence the price at which we grant the replacement options, would likely be a price at or near the cash price being paid for the common stock in the transaction. As a result of such a transaction, it is possible that the exercise price of the replacement options may be more than you might otherwise anticipate. In addition, in the event of an acquisition of our Company for stock, tendering option holders might receive options to purchase shares of a different issuer. (See Section 2 of the Offer to Exchange entitled “Purpose of this Offer” below for additional information.)
Are there other circumstances where I would not be granted replacement options?
Yes. Even if we accept your tendered options, we will not grant replacement options to you if we are prohibited by applicable law or regulations from doing so, or until all necessary government approvals have been obtained. We will use reasonable efforts to avoid a prohibition, but if prohibited by applicable law or regulation on the expiration date of this Offer, you will not be granted replacement options, if at all, until all necessary government approvals have been obtained. In addition, we will not grant replacement options to you if you are not an eligible employee, consultant or non-employee director on the replacement option grant date. (See Section 12 of the Offer to Exchange entitled “Agreements; Legal Matters; Regulatory Approvals” below for additional information.)
After the Offer expiration date, what happens if my options end up underwater again?
The price of our common stock may not appreciate over the long term, and your replacement options may become underwater after the Offer expiration date. WE CAN PROVIDE NO ASSURANCE AS TO THE PRICE OF OUR COMMON STOCK AT ANY TIME IN THE FUTURE. (See Section 2 of the Offer to Exchange entitled “Purpose of this Offer” below for additional information.)
Other Important Questions
What are the U.S. federal income tax consequences of my participation in this Offer?
This Offer includes disclosures regarding the expected material U.S. federal income tax consequences of the proposed option exchange. These disclosures do not address any other tax considerations (such as state, local or foreign taxes) to which you may be subject. You should review these disclosures carefully before deciding whether or not to participate in this Offer. These disclosures are provided for your general information only, and do not constitute any tax, legal or financial advice from the Company to you, nor any recommendation from the Company to you regarding whether or not you should participate in the Offer. You are cautioned that U.S. federal income tax laws and regulations are technical in nature and their application may vary in individual circumstances, and are subject to change at any time. If you are subject to the tax laws of a country other than the United States, even if you are a resident of the United States, you should be aware that there may be other tax consequences that may apply to you. Tax consequences may vary depending on each individual’s circumstances. Consequently, you are urged to consult your tax advisor with respect to any questions you may have about your participation in the Offer.
How should I decide whether or not to participate?
The decision to participate must be each individual’s personal decision and will depend largely on each individual’s assumptions about the future of our business, our share price, the overall economic environment, and the performance of publicly traded stocks generally. If replacement options are granted with a lower exercise price than your surrendered options, such lower exercise price may allow you to recognize value from your option sooner. There is an inflection point, however, at higher Entasis share prices where the value of the eligible option you surrendered would have been greater than the value of the replacement option. The reason for this is because your replacement option will cover fewer shares than the eligible option you surrendered. The inflection point for each option grant varies depending on the exercise price and the exchange ratio of such eligible option grant. In addition, the replacement options will be completely unvested on the replacement option grant date, regardless of whether the surrendered option was wholly or partially vested; it is possible that your replacement options could take longer to fully vest than your surrendered options and, if your service terminates prior to your replacement options becoming fully vested, you will forfeit your unvested replacement options even if your surrendered options would have been fully vested.

We understand that this will be a challenging decision for all eligible individuals. THE OPTION EXCHANGE CARRIES CONSIDERABLE RISK, AND THERE ARE NO GUARANTEES OF OUR FUTURE SHARE PERFORMANCE OR THE PRICE OF OUR COMMON STOCK ON THE OFFER EXPIRATION DATE. (See Section 17 of the Offer to Exchange entitled “Miscellaneous” below for additional information.)
What do the executive officers and the members of our Board of Directors think of this Offer? Who can I contact to help me decide whether or not I should exchange my eligible options?
Although our Board of Directors has approved this Offer, neither our executive officers nor the members of our Board of Directors make any recommendation as to whether you should elect to exchange or refrain from exchanging your eligible options. Please contact your personal financial and tax advisors to assist you in determining if you should exchange your eligible options.
What are some of the potential risks if I choose to exchange my outstanding eligible options?
We cannot predict how our common stock or the stock market will perform before the date that the replacement options will be granted, and the price of Entasis common stock may increase significantly. This could result in the new grants having a higher exercise price than those you exchanged and could make the replacement options less valuable than those you exchanged. In addition, because the replacement option you will receive will be exercisable for fewer shares than the eligible option you surrendered, there is an inflection point at higher Entasis share prices where the value of the eligible option you surrendered would have been greater than the value of your replacement option.
To whom should I ask questions regarding this Offer?
If you have questions regarding the Offer or have requests for assistance (including requests for additional copies of this Offer to Exchange document or other documents relating to the Offer), please email Sara Castello, at sara.castello@entasistx.com, Elizabeth Keiley, at betzy.keiley@entasistx.com, or Colleen Tucker, at colleen.tucker@entasistx.com.
ENTASIS MAKES NO RECOMMENDATION AS TO WHETHER YOU SHOULD PARTICIPATE IN THE OFFER. YOU MUST MAKE YOUR OWN DECISION WHETHER AND TO WHAT EXTENT TO PARTICIPATE. WE ENCOURAGE YOU TO SPEAK WITH YOUR FINANCIAL, LEGAL AND/OR TAX ADVISORS, AS NECESSARY, BEFORE DECIDING WHETHER TO PARTICIPATE IN THE OFFER.
FORWARD-LOOKING STATEMENTS
This Option Exchange and our SEC reports referred to above include “forward-looking statements.” Forward-looking statements are often identified by the use of words such as, but not limited to, “anticipate,” “believe,” “continue,” “could,” “estimate,” “expects,” “intend,” “may,” “will,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative or plural of those terms, and similar expressions. These statements relate to our future plans, objectives, expectations, intentions and financial performance and the assumptions that underlie these statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. You should read these statements carefully because they discuss future expectations, contain projections of future results of operations or financial condition, or state other “forward-looking” information. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the section titled “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2020. Any forward-looking statement contained herein reflects our current view with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, industry and future growth. Given these uncertainties, you should not rely on these forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

RISK FACTORS
Participation in this Offer involves a number of potential risks and uncertainties, including those described below. This list and the risk factors set forth under the heading entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020 highlight the material risks related to Entasis which may impact your decision of participating in this Offer. You should carefully consider these risks and we encourage you to speak with your financial, legal and/or tax advisors before deciding whether to participate in this Offer. In addition, we strongly urge you to read the sections in this Option Exchange discussing the tax consequences of participating in this Offer, as well as the rest of this Offer to Exchange for a more in-depth discussion of the risks that may apply to you.
Risks Related to This Offer
If the price of our common stock increases after the date of grant of the replacement options, your surrendered eligible options might have been worth more than the replacement options that you will receive in exchange for them.
Because you will receive replacement options covering fewer shares than the eligible options surrendered, your replacement options will have less potential for increases in value at certain significantly higher Entasis stock prices. In addition, because the replacement option you will receive will be exercisable for fewer shares than the eligible option you surrendered, there is an inflection point at higher Entasis share prices where the value of the eligible option you surrendered would have been greater than the value of your replacement option.
If you are subject to foreign tax laws, even if you are a resident of the United States, there may be tax and social insurance consequences relating to this Offer.
If you are subject to the tax laws of another country, even if you are a resident of the United States, you should be aware that there may be other tax and social insurance consequences that may apply to you. You should also be certain to consult your own tax advisors to discuss these consequences.
Tax-related risks for tax residents of multiple countries.
If you are subject to the tax laws in more than one jurisdiction, you should be aware that there may be tax and social insurance consequences of more than one country that may apply to you. You should be certain to consult your own tax advisor to discuss these consequences.
Risks Related to Our Business and Common Stock
You should carefully review the risk factors contained in our Annual Report on Form 10-K for the year ended December 31, 2020 and also the other information provided in this Option Exchange and the other materials that we have filed with the SEC, before making a decision on whether or not to tender your eligible options. You may access these filings electronically at the SEC’s website at www.sec.gov. In addition, we will provide without charge to you, upon your request, a copy of any or all of the documents to which we have referred you. See “This Offer — Additional Information” for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review these reports. These reports can also be accessed free of charge at https://investors.entasistx.com/financial-information/sec-filings.

THIS OFFER
1.   Eligibility; Number of Options; Offer Expiration Date.
Upon the terms and subject to the conditions of this Option Exchange, we are offering eligible employees, certain consultants and non-employee directors the opportunity to exchange certain outstanding eligible options to purchase our common stock for new options covering a lesser number of our common stock (“replacement options”), calculated in accordance with specified exchange ratios. We will grant the replacement options on the date on which we cancel the options accepted for exchange, which will be the completion date of this offer (the “replacement option grant date”).
Only eligible options may be exchanged in the Option Exchange. For these purposes, “eligible options” are those options that:
•
were granted pursuant to the Equity Plans;

•
expire on or after January 1, 2022; and

•
have an exercise price equal to or greater than $4.98 per share.

Options not granted under the Equity Plans, that expire prior to January 1, 2022 or that have an exercise price of less than $4.98 are not eligible to be exchanged in the Option Exchange.
You are eligible to participate in the Option Exchange only if you:
•
are an employee, certain consultant or non-employee director of the Company on the date this Offer commences and remain an employee, consultant or non-employee director, as applicable, through the completion of the Option Exchange; and

•
hold at least one eligible option as of the commencement of the Offer.

The outstanding options that you hold give you the right to purchase our shares of common stock once you exercise those options by paying the applicable exercise price of those options (and satisfying any applicable tax withholding obligations). Thus, when we use the term “options” in this Offer, we refer to the actual options you hold to purchase our shares of common stock and not the shares underlying those options.
If you elect to exchange options, you will not be eligible to receive replacement options unless you continue to be employed by Entasis or continue to serve as a consultant or non-employee director of Entasis, as applicable, through the replacement option grant date.
ACCORDINGLY, IF YOU ARE NOT AN ELIGIBLE EMPLOYEE OF ENTASIS OR AN ELIGIBLE CONSULTANT OR AN ELIGIBLE NON-EMPLOYEE DIRECTOR OF ENTASIS AS DESCRIBED ABOVE ON THE OFFER EXPIRATION DATE, EVEN IF YOU HAD ELECTED TO PARTICIPATE IN THIS OFFER AND HAD TENDERED SOME OR ALL OF YOUR ELIGIBLE OPTIONS FOR EXCHANGE, YOUR TENDER WILL AUTOMATICALLY BE DEEMED WITHDRAWN AND YOU WILL NOT PARTICIPATE IN THIS OFFER, AND YOU WILL RETAIN YOUR OUTSTANDING OPTIONS IN ACCORDANCE WITH THEIR CURRENT TERMS AND CONDITIONS. IN THE CASE OF A TERMINATION OF YOUR SERVICE, YOU MAY GENERALLY EXERCISE YOUR OUTSTANDING OPTIONS DURING A LIMITED PERIOD OF TIME FOLLOWING THE TERMINATION OF SERVICE IN ACCORDANCE WITH THEIR TERMS TO THE EXTENT THAT THEY ARE VESTED AS OF SUCH TERMINATION OF SERVICE.
If you are eligible to participate in the Option Exchange, you can exchange your eligible options on a grant-by-grant basis, based on the original grant date and exercise price of the eligible option (referred to herein as a “separate option grant”). No partial exchanges of separate option grants will be permitted; however, you can choose to exchange one or more of your eligible option grants without having to exchange all of your eligible option grants. If you have previously exercised a portion of an eligible option grant, only the portion of the eligible option grant which has not yet been exercised will be eligible to be exchanged.
If you properly tender your eligible options and such tendered options are accepted for exchange, the tendered options will be cancelled and, subject to the terms of this Offer, you will be entitled to receive replacement options to purchase that number of shares of common stock determined using the exchange ratios set forth in the table below, subject to adjustments for any future stock splits, stock dividends and similar events, in accordance with the terms of the Equity Plans.
The exchange ratios in the Option Exchange represent the number of shares of common stock underlying an eligible option that you must exchange for each share of common stock underlying a replacement option, based on the exercise price and the grant date of the existing eligible option. The exchange ratios were determined using the Black-Scholes model and are based on, among other things, the closing price of our common stock on March 30, 2021 of $2.10, the exercise prices of the eligible options and the remaining terms of the eligible options and the replacement options. As illustrated in the table below, the applicable exchange ratios will vary based on the exercise price of the eligible stock option.
Exchange Price Range per Share	Number of Outstanding Eligible Options	Exchange Ratio (Surrendered Stock Options to New Stock Options)
$4.98	184,300	1.5 for 1
$5.01 – $5.34	124,500	1.2for 1
$5.66 – $6.12	685,800	1.3for 1
$6.40 – $6.79	52,500	1.2for 1
$6.85	313,205	1.3for 1
$6.90	25,000	1.2for 1
$15.00	224,784	1.8for1
We will not grant any replacement options to purchase fractional shares and we will not pay cash for fractional shares. Instead, if the exchange ratios yield a fractional amount of shares, we will round down to the nearest whole number of shares with respect to each option on a grant-by-grant basis.
Unless prevented by applicable law or regulations, replacement options will be granted under the Equity Plans. The replacement options will have the terms and be subject to the conditions as provided for in the Equity Plans and the applicable option award agreement. The replacement options will have a new grant date, a new exercise price, will be classified as non-qualified stock options or incentive stock options (consistent with the character of the exchanged options to the maximum extent permitted by law) and will cover a fewer number of shares of our common stock than the surrendered eligible option.
The per share exercise price of the replacement options will be equal to the per share closing price of our common stock on Nasdaq on the replacement option grant date, which we expect to be the Offer expiration date.
The term “Offer expiration date” means 5:00 p.m., Eastern time, on July 16, 2021, unless and until we, in our discretion, extend the period of time during which this Offer will remain open, in which event the term “Offer expiration date” refers to the latest time and date at which this Offer, as so extended, expires. See Section 14 of this Offer to Exchange entitled “Extension of Offer; Termination; Amendment” for a description of our rights to extend, delay, terminate and amend this Offer.
For purposes of this Offer, a “business day” means any day other than a Saturday, a Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time of each such day.
2.   Purpose of this Offer.
An objective of our equity incentive programs has been, and continues to be, to align the interests of equity incentive plan participants with those of our shareholders, and we believe that the Option Exchange is an important component in our efforts to achieve that goal. We are implementing the Option Exchange using exchange ratios designed to result in potential grants of replacement stock options with a fair value that will be approximately equal to the fair value of the eligible options that are surrendered in the Option Exchange.

A significant majority of our employees’ and non-employee directors’ options have exercise prices that exceed, in some cases significantly, the trading prices of our common stock over the past two plus years. We believe these underwater options are no longer effective as incentives to motivate and retain our employees and eligible consultants. In the face of a competitive market for exceptional employees and consultants, the need for adequate and appropriate incentives and retention tools remains strong. The Offer will also allow our non-employee directors to be fairly compensated for their service on our Board of Directors.
As of June 16, 2021, we had outstanding eligible stock options to purchase 1,610,089 shares of common stock under our Equity Plans at a weighted average exercise price of $7.14 per share and with a weighted-average remaining life of 7.21 years. These eligible stock options represent approximately 3.4% of the issued and outstanding shares of our common stock as of June 8, 2021. If 100% of eligible option holders as of June 16, 2021 participate in the Option Exchange, and based on the exchange ratios established by our Compensation Committee, eligible stock options to purchase approximately 1,610,089 shares of common stock may be surrendered and cancelled in the Option Exchange, which would result in the company issuing stock options for approximately 1,184,551 shares of common stock and would result in a net reduction in our stock option overhang of approximately 425,545 shares of common stock (or approximately 1.0% of our issued and outstanding shares). Significant overhang may portend additional dilution to existing and potential stockholders and may therefore have the effect of inhibiting additional investment in our common stock, which can have a negative impact on stock price and trading volume.
THERE IS NO GUARANTEE THAT THE INTENDED BENEFITS OF THE OPTION EXCHANGE WILL BE REALIZED CONSIDERING THE UNPREDICTABILITY OF THE STOCK MARKET.
We may engage in transactions in the future that could significantly change our structure, ownership, organization or management or the make-up of our Board of Directors and that could significantly affect the price of our common stock. If we engage in such a transaction or transactions prior to the date we grant the replacement options, our share price could increase (or decrease) and the exercise price of the replacement options could be higher (or lower) than the exercise price of eligible options you elect to have cancelled as part of this Offer. The per share exercise price of any replacement options granted to you in return for options you elect to exchange will be the per share closing price of our common stock on Nasdaq on the replacement option grant date. You will be at risk of any increase in our share price during the period prior to the replacement option grant date for these and other reasons.
Although we are not currently contemplating a merger or similar transaction that could result in a change in control of our Company, we are reserving the right, in the event of a merger or similar transaction, to take any actions we deem necessary or appropriate to complete a transaction that our Board of Directors believes is in the best interest of our Company and our shareholders. This could include terminating your right to receive replacement options under this Offer. If we were to terminate your right to receive replacement options under this Offer in connection with such a transaction, your original options will remain outstanding pursuant to their original terms.
Subject to the foregoing, and except as otherwise disclosed in this Option Exchange or in our filings with the SEC that are incorporated by reference, as of the date hereof, we have no plans, proposals or negotiations (although we often consider such matters in the ordinary course of our business and intend to continue to do so in the future) that relate to or would result in:
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any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or our subsidiaries;

•
any purchase, sale or transfer of a material amount of our assets;

•
any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•
any change in our present Board of Directors or management, including, but not limited to, any plans or proposals to change the number or the terms of directors or to fill any existing Board vacancies or to change any material term of the employment contract of any executive officer;

•
any other material change in our corporate structure or business;

•
our common stock being delisted from any national securities exchange or ceasing to be authorized for quotation in an automated quotation system operated by a national securities association;

•
our shares of common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•
the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•
the acquisition by any person of an additional amount of our securities or the disposition of an amount of any of our securities; or

•
any change in our certificate of incorporation or bylaws, or any actions which could impede the acquisition of control of us by any person.

NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE YOUR OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU ARE URGED TO EVALUATE CAREFULLY ALL OF THE INFORMATION PROVIDED IN CONNECTION WITH THIS OFFER. YOU MUST MAKE YOUR OWN DECISION WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.
3.   Procedures for Electing to Exchange Options.
Proper exchange of options.   Participation in this Offer is voluntary. If you choose to participate in this Offer, you must do the following on or before the Offer expiration date, which is expected to be 5:00 p.m., Eastern time, on July 16, 2021.
1.
Complete the exchange election form provided to you as part of the Offer; and

2.
Properly complete and submit your exchange election form after reading all of the offering materials by (a) indicating which eligible options you wish to exchange by indicating “Exchange” or “Do Not Exchange” in the Election column and (b) signing the exchange election form where indicated (either manually or electronically) and (c) emailing your complete exchange election form to Entasis_Option_Exchange@entasistx.com. Your signature on the exchange election form constitutes your acknowledgement and agreement to the Terms of Election.

Entasis must receive your properly completed exchange election form on or before 5:00 p.m., Eastern time, on the Offer expiration date.
If you elect to exchange an eligible option grant, you must elect to exchange that entire eligible option grant. If you hold more than one eligible option grant, however, you may choose to exchange eligible separate option grants, on a grant-by-grant basis, without having to exchange all of your eligible option grants. No partial exchanges of separate option grants will be permitted. For a summary of your eligible options please refer to the exchange election form, which, among other things, lists your eligible options, the grant date of your eligible options, the exercise price(s) of your eligible options, the number of outstanding shares subject to your eligible options and the number of shares subject to replacement options you would receive in exchange for each eligible option.
Your election to participate becomes irrevocable after the Offer expiration date, which is 5:00 p.m., Eastern time, on July 16, 2021, unless the Offer is extended, in which case your election will become irrevocable after the new Offer expiration date. You may change your mind after you have submitted an election and withdraw from the Offer at any time on or before 5:00 p.m., Eastern time, on the Offer expiration date, as described in Section 4 of the Offer to Exchange entitled “Withdrawal Rights.” You may change your mind as many times as you wish, but you will be bound by the last properly submitted election we receive on or before 5:00 p.m., Eastern time, on the Offer expiration date.
Only exchange election forms that are complete and actually received at Entasis_Option_Exchange@entasistx.com on or before 5:00 p.m., Eastern time, on the Offer expiration date will be accepted. Elections may be submitted only via email to Entasis_Option_Exchange@entasistx.com. Elections submitted by any other means, including email to any address other than

Entasis_Option_Exchange@entasistx.com, facsimile, hand delivery, interoffice, United States mail (or other post) and Federal Express (or similar delivery service), are not permitted and will not be accepted.
We will strictly enforce the offering period, subject only to any extension, which we may grant in our sole discretion.
Our receipt of your election is not by itself an acceptance of your eligible options for exchange. For purposes of this Offer, we will be deemed to have accepted eligible options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give written notice to the option holders generally of our acceptance of eligible options for exchange We may issue this notice of acceptance by press release, email or other form of written communication. Eligible options accepted for exchange will be cancelled as of the Offer expiration date.
If you do not submit your election on or before 5:00 p.m., Eastern time, on the Offer expiration date, then you will not participate in this Offer, and all options currently held by you will remain in effect at their original exercise price and with their original terms.
Subject to our rights to extend, terminate and amend this Offer, we currently expect that we will accept promptly after 5:00 p.m., Eastern time, on the Offer expiration date all properly elected eligible options that have not been validly withdrawn. We will determine, in our sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any eligible option grants. We reserve the right to reject any election or any eligible option elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept or not timely made. Neither we nor any other person is obligated to give notice of any defects or irregularities in any election, nor will anyone incur any liability for failure to give any notice. No surrender of eligible options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering holder of the eligible options or waived by us. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties. Subject to Rule 13e-4 under the Exchange Act we also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any surrender with respect to any particular eligible options or any particular eligible employee.
Our acceptance constitutes an agreement.
Your election to exchange eligible options through the procedures described above constitutes your acceptance of the terms and conditions of this Offer, and will be controlling, absolute and final, subject to your withdrawal rights under the Offer as described in Section 4 of this Offer to Exchange entitled “Withdrawal Rights” and our acceptance of your tendered eligible options in accordance with the Offer as described in Section 5 of the Offer to Exchange entitled “Acceptance of Options for Exchange; Grant of Replacement Options.” Our acceptance of your eligible options for exchange will constitute a binding agreement between Entasis and you upon the terms and subject to the conditions of this Offer.
4.   Withdrawal Rights.
You can only withdraw your elected options in accordance with the provisions of this Section 4.
You can withdraw your elected options at any time on or before 5:00 p.m., Eastern time, on the Offer expiration date, currently scheduled for July 16, 2021. If the Offer expiration date is extended by us, you can withdraw your elected options at any time until 5:00 p.m., Eastern time, on the Offer expiration date (as extended).
To validly withdraw elected options, you must submit a new exchange election form to Entasis_Option_Exchange@entasistx.com and select “No” in the election column for the particular eligible option(s) you wish to withdraw. You must submit the new exchange election form to Entasis_Option_Exchange@entasistx.com on or before 5:00 p.m., Eastern time, on the Offer expiration date.
It is your responsibility to confirm that we received your new election indicating the withdrawal of your elected options before the Offer expiration date. If you elect to withdraw options, you must withdraw all of your eligible options on a grant-by-grant basis.

You cannot rescind any withdrawal, and your eligible options will thereafter be deemed not properly elected for exchange for purposes of this Offer unless you properly re-elect to exchange all of your eligible options before the Offer expiration date by following the procedures described in Section 3 of the Offer to Exchange entitled “Procedures for Electing to Exchange Options.”
Neither Entasis nor any other person is obligated to give notice of any defects or irregularities in any election withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices or elections of withdrawal. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding.
5.   Acceptance of Options for Exchange; Grant of Replacement Options.
Upon the terms and subject to the conditions of this Offer listed in Section 6 of the Offer to Exchange entitled “Conditions of this Offer” below, and promptly following the expiration of this Offer, we will accept for exchange and cancel options properly elected for exchange and not validly withdrawn before the Offer expiration date. Once your options have been accepted for exchange, you will receive a confirmation notice promptly following the expiration of this Offer confirming that your options have been accepted for exchange and cancelled. Such notice may consist of a notification of a new option award requiring your acceptance in the Company’s option administration system.
If your options are properly elected for exchange and accepted by us, we will cancel your options on the Offer expiration date, and you will also be granted replacement options on the replacement option grant date, which is expected to occur on the Offer expiration date.
If you are no longer an employee with Entasis or a consultant of Entasis or a non-employee director of Entasis, whether voluntarily, involuntarily, or for any other reason before the Offer expiration date, you will not be able to participate in this Offer. Also, if you change your place of residence to a country where this Offer is prohibited under local regulations, you will not be able to participate in this Offer.
ACCORDINGLY, IF YOU ARE NOT AN ELIGIBLE EMPLOYEE OF ENTASIS OR A CONSULTANT OF ENTASIS OR A NON-EMPLOYEE DIRECTOR OF ENTASIS AS DESCRIBED ABOVE ON THE OFFER EXPIRATION DATE, EVEN IF YOU HAD ELECTED TO PARTICIPATE IN THIS OFFER AND HAD TENDERED SOME OR ALL OF YOUR OPTIONS FOR EXCHANGE, YOUR TENDER WILL AUTOMATICALLY BE DEEMED WITHDRAWN AND YOU WILL NOT PARTICIPATE IN THIS OFFER, AND YOU WILL RETAIN YOUR OUTSTANDING OPTIONS IN ACCORDANCE WITH THEIR CURRENT TERMS AND CONDITIONS. IN THE CASE OF A TERMINATION OF YOUR EMPLOYMENT OR SERVICE, AS APPLICABLE, YOU MAY GENERALLY EXERCISE YOUR OUTSTANDING OPTIONS DURING A LIMITED PERIOD OF TIME FOLLOWING THE TERMINATION OF EMPLOYMENT OR SERVICE, AS APPLICABLE, IN ACCORDANCE WITH THEIR TERMS TO THE EXTENT THAT THEY ARE VESTED AS OF SUCH TERMINATION OF EMPLOYMENT OR SERVICE.
For purposes of this Offer, we will be deemed to have accepted for exchange options that are validly elected for exchange and not properly withdrawn, when we give written notice to the option holders of our acceptance for exchange of such options; such notice may be given by press release, email or letter. Subject to our rights to extend, terminate and amend this Offer, we expect that you will receive your replacement option award agreement as promptly as practicable after the Offer expiration date.
6.   Conditions of this Offer.
Notwithstanding any other provision of this Offer, we will not be required to accept any options elected for exchange, and we may terminate or amend this Offer, or postpone our acceptance and cancellation of any options elected for exchange, in each case subject to certain limitations, if at any time on or after the date of commencement of the Offer and prior to the Offer expiration date any of the following events has occurred, or in our reasonable judgment, has been determined by us to have occurred, regardless of the circumstances giving rise thereto, other than acts or omissions to act by us:
(a)
there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of this Offer, the acquisition of some or all of the options elected for exchange pursuant to this Offer or the issuance of replacement options;
(b)
there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this Offer or us, by any court or any authority, agency or tribunal that would or might directly or indirectly:

(i)
make the acceptance for exchange of, or issuance of replacement options for, some or all of the options elected for exchange illegal or otherwise restrict or prohibit consummation of this Offer;

(ii)
delay or restrict our ability, or render us unable, to accept for exchange or grant replacement options for some or all of the options elected for exchange; or

(iii)
materially and adversely affect the business, condition (financial or other), income, operations or prospects of Entasis;

(c)
there shall have occurred:

(i)
any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

(ii)
the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

(iii)
the commencement or escalation of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

(iv)
any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that might affect, the extension of credit by banks or other lending institutions in the United States;

(v)
any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), operations or prospects of Entasis or on the trading in our shares of common stock;

(vi)
in the case of any of the foregoing existing at the time of the commencement of this Offer, a material acceleration or worsening thereof;

(vii)
any increase or decrease of greater than 33% of the market price of our common stock that occurs during the tender offer as measured from $2.68, which was the closing price of our common stock on Nasdaq on June 16, 2021; or

(viii)
any decline in either the Nasdaq Composite Index or the Standard and Poor’s Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on the date of commencement of the Offer; or

(d)
a tender or exchange offer with respect to some or all of our shares of common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

(i)
any person, entity or group within the meaning of Section 13(d)(3) of the Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of our outstanding common stock, or any new group shall have been formed that beneficially owns more than 5% of our outstanding common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the date of commencement of the Offer;

(ii)
any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the date of commencement of the Offer shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

(iii)
any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of the assets or securities of us;

(e)
any of the situations described above existed at the time of commencement of this Offer and that situation, in our reasonable judgment, deteriorates materially after commencement of this Offer; or

(f)
any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or share ownership of Entasis that, in our reasonable judgment, is or may have a material adverse effect on Entasis.

The conditions to this Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the Offer expiration date, other than acts or omissions by us. We may waive them, in whole or in part, at any time and from time to time prior to the Offer expiration date, in our reasonable discretion, whether or not we waive any other condition to this Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Subject to any order or decision by a court or arbitrator of competent jurisdiction, any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.
7.   Price Range of Common Stock Underlying the Options.
Our common stock is listed on Nasdaq under the symbol “ETTX.” As of June 16, 2021, the last reported sale price of our common stock on the Nasdaq was $2.68 per share. The following table shows, for the periods indicated, the high and low closing sales prices of our common stock as listed on the Nasdaq.
	High	Low
Fiscal Year Ending December 31, 2021
Second Quarter (through June 16, 2021)	$3.04	$1.82
First Quarter	$3.53	$2.01
Fiscal Year Ending December 31, 2020
Fourth Quarter	$2.85	$1.61
Third Quarter	$4.03	$2.10
Second Quarter	$3.32	$2.31
First Quarter	$5.56	$1.99
Fiscal Year Ended December 31, 2019
Fourth Quarter	$6.28	$4.60
Third Quarter	$8.47	$5.12
Second Quarter	$7.00	$5.50
First Quarter	$7.15	$4.44
WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.
8.   Source and Amount of Consideration; Terms of Replacement Options.
We will grant replacement options, subject to applicable laws and regulations, in exchange for eligible options properly elected to be exchanged by you and accepted by us for exchange. The number of shares of our common stock subject to the replacement options will be determined as follows, subject to adjustments for any stock splits, stock dividends and similar events affecting our common stock, in accordance with the terms of the Equity Plans.
The exchange ratios in the Option Exchange represent the number of shares of common stock underlying an eligible option that you must exchange for each share of common stock underlying a replacement option, based on the exercise price and the grant date of the existing eligible option. The exchange ratios were determined using the Black-Scholes model and are based on, among other things, the closing price of our common stock on March 30, 2021 of $2.10, the exercise prices of the eligible options and the remaining terms of the eligible options and the replacement options. As illustrated in the table below, the applicable exchange ratios will vary based on the exercise price of the eligible stock option.
Exchange Price Range per Share	Number of Outstanding Eligible Options	Exchange Ratio (Surrendered Stock Options to New Stock Options)
$4.98	184,300	1.5 for 1
$5.01 – $5.34	124,500	1.2 for 1
$5.66 – $6.12	685,800	1.3 for 1
$6.40 – $6.79	52,500	1.2 for 1
$6.85	313,205	1.3 for 1
$6.90	25,000	1.2 for 1
$15.00	224,784	1.8 for 1
We will not grant any replacement options to purchase fractional shares and we will not pay cash for fractional shares. Instead, if the exchange ratios yield a fractional amount of shares, we will round down to the nearest whole number of shares with respect to each option on a grant-by-grant basis.
As of June 16, 2021, there were outstanding eligible options to purchase an aggregate of 1,610,089 of the Company’s shares of common stock. If 100% of eligible options were to be exchanged and replacement options granted in accordance with the exchange ratios set out above, the number of shares of common stock underlying such replacement options would be approximately 1,184,551 shares.
Terms of Replacement Options
The terms and conditions of your existing options are set forth in the applicable Equity Plans and applicable award agreement under which they were granted. The replacement options will have the terms and be subject to the conditions as provided for in the Equity Plans and applicable award agreement. Each replacement option will have a term equal to 10 years from the replacement option grant date, subject to earlier expiration of the option following termination of your employment with Entasis (if you are an employee) or service with Entasis (if you are a consultant or non-employee director).
The description of the Equity Plans set forth herein is only a summary of some of the material provisions of the Equity Plans, but is not complete. These descriptions are subject to, and qualified in their entirety by reference to, the actual provisions of the two Equity Plans. Information regarding our Equity Plans may be found in the S-8 Registration Statements and related prospectuses prepared by us in connection with each of the Equity Plans. Copies of the Equity Plans and prospectuses are available through the Company’s option administration system or upon request by emailing Elizabeth Keiley, at betzy.keiley@entasistx.com. Copies will be provided promptly at our expense.
Vesting of Replacement Options
Replacement options will have the same vesting schedule as the exchanged options for options with a remaining vesting period exceeding 12 months. For exchanged options with a remaining vesting period of 12 months or less, including fully vested options, the replacement options will vest in full 12 months from the replacement option grant date.

These vesting schedules support the nature of stock options as an incentive vehicle, recognize the prior services and contributions of eligible option holders and provide us with valuable additional years of personnel retention during an important time for the Company while also reducing the chance that eligible option holders decline to participate in the Option Exchange, which would reduce the intended impact of the Option Exchange program with respect to dilution and overhang.
Vesting and exercise of replacement options are dependent upon continued employment with Entasis or any of our subsidiaries (for employees) or continued service with Entasis (for consultant and non-employee directors). Replacement options are subject to the terms and conditions as provided for in the Equity Plans and will be forfeited if not vested at time of termination of employment or service, as applicable.
SUBJECT TO APPLICABLE LAW, NOTHING IN THIS DOCUMENT SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF THE COMPANY OR CONSULTANT OR NON-EMPLOYEE DIRECTOR OF THE COMPANY. THE TERMS OF YOUR EMPLOYMENT OR SERVICE WITH US REMAIN UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN IN OUR EMPLOY OR SERVICE UNTIL THE REPLACEMENT OPTION GRANT DATE OR AFTER THAT DATE.
IF YOU EXCHANGE ELIGIBLE OPTIONS FOR REPLACEMENT OPTIONS AND YOU CEASE TO BE AN EMPLOYEE OF THE COMPANY OR ANY OF ITS SUBSIDIARIES OR CONSULTANT OR A NON-EMPLOYEE DIRECTOR OF THE COMPANY BEFORE THE REPLACEMENT OPTIONS ARE FULLY VESTED, YOU WILL FORFEIT ANY UNVESTED PORTION OF YOUR REPLACEMENT OPTION, SUBJECT TO ANY PROVISIONS PROVIDING FOR ACCELERATED VESTING.
Exercise
Generally, you may exercise the vested portion of your replacement option at any time during the option’s term and within 90 days after the termination of your employment with Entasis (if you are an employee) or the termination of your service with Entasis (if you are a consultant or non-employee director). If, however, your employment with Entasis or any of our subsidiaries or your service with Entasis, as applicable, terminates prior to any portion of your replacement option becoming vested, you will forfeit the unvested portion of your replacement option, subject to any provisions providing for accelerated vesting. Your ability to exercise options following your termination of service may be restricted and will be subject to the terms and conditions of the Equity Plans and the applicable option award agreement.
U.S. Federal Income Tax Consequences of Options
You should refer to Section 13 of the Offer to Exchange entitled “Material U.S. Federal Income Tax Consequences” for a discussion of material U.S. federal income tax consequences of the replacement options, as well as the consequences of accepting or rejecting this Offer.
Registration of Option Shares
All common stock issuable upon exercise of options under our equity incentive plans, including the shares that will be issuable upon exercise of all replacement options, have been registered under the Securities Act of 1933, as amended (the “Securities Act”), on one or more registration statements on Form S-8 filed with the SEC. Unless you are considered an “affiliate” of Entasis (as defined under the Exchange Act), you will be able to sell your option shares free of any transfer restrictions under SEC Rule 144 promulgated under the Securities Act.
9.   Information Concerning Entasis.
Entasis Therapeutics Holdings Inc. is an advanced, clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of targeted antibacterial products that address high unmet medical needs to treat serious infections caused by multidrug-resistant pathogens.

We were formed in 2015, under the laws of Delaware. Our principal executive office is located at 35 Gatehouse Drive, Waltham, MA 02451, and our telephone number is (781) 810-0120. Our principal website address is www.entasistx.com. Information contained on our website does not constitute part of, and is not incorporated by reference into, this Offer to Exchange.
We have presented below a summary of our consolidated financial data. The following summary consolidated financial data should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, which are incorporated herein by reference. The selected consolidated statements of operations data for the fiscal years ended December 31, 2020, and December 31, 2019, and the selected consolidated balance sheet data as of December 31, 2019, are derived from our audited consolidated financial statements that are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021. The selected consolidated statements of operations data for the three month periods ended March 31, 2021 and March 31, 2020, and the selected consolidated balance sheet data as of March 31, 2021, are derived from our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2021. Our interim results are not necessarily indicative of results for the full fiscal year, and our historical results are not necessarily indicative of the results to be expected in any future period.
More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 16 of this Offer to Exchange. We recommend that you review the materials that we have filed with the SEC before making a decision on whether or not to surrender your eligible stock options for exchange.
Summary Consolidated Statements of Operations and Balance Sheets
(in thousands, except share and per share data):
	Three months ended March 31,		Year ended December 31,
Operating data	2021	2020	2020	2019
Revenue	$—	$—	$—	$7,000
Loss from operations	$(12,677)	$(15,403)	$(54,231)	$(46,936)
Loss before income taxes	$—	$—	$(50,496)	$(43,173)
Net loss	$(10,701)	$(15,266)	$(50,496)	$(43,850)
Net loss per share – basic and diluted	$(0.29)	$(1.15)	$(2.10)	$(3.33)
Weighted average common stock outstanding – basic and diluted	37,078,478	13,291,563	24,060,615	13,160,357
Balance sheet data	March 31, 2021	December 31, 2020	December 31, 2019
Total current assets	$51,545	$60,132	$49,006
Total assets	$52,825	$61,558	$51,034
Total current liabilities	$8,033	$8,565	$7,556
Total liabilities	$8,568	$9,269	$8,877
Total shareholder’s equity	$44,257	$52,289	$42,157
We had a net tangible book value of $[•] per share as of March 31, 2021, our latest balance sheet date. This value was calculated using the net tangible book value of $[•] million as of March 31, 2021, divided by the number of outstanding shares of 37,310,254 as of March 31, 2021.
10.   Interests of Directors, Officers and Affiliates; Transactions and Arrangements Concerning our Securities.
Our executive officers and members of our Board of Directors are eligible to participate in the Offer on the same terms as all other individuals who hold eligible options. Our executive officers and their positions are set forth in Schedule A hereto.
The following table sets forth the beneficial ownership of the Company’s executive officers and non-employee directors of eligible options outstanding, and the percentage of total eligible options outstanding beneficially owned by them as of June 16, 2021. Unless otherwise indicated, the address for each of the stockholders in the table below is c/o Entasis Therapeutics Holdings Inc., 35 Gatehouse Drive, Waltham, Massachusetts 02451.
Name	Number of Eligible Options Beneficially Owned	Percentage of All Eligible Options
Executive Officers
Manoussos Perros, Ph.D.	682,979	42.4%
Michael Gutch, Ph.D.	160,727	10.0%
David Altarac, M.D.	72,292	4.5%
John Mueller, Ph.D.	142,500	8.9%
Ruben Tommasi, Ph.D.	159,727	9.9%
Matthew Ronsheim	34,688	2.2%
Elizabeth Keiley	33,855	2.1%
Non-Employee Directors
Heather Behanna, Ph.D.	33,500	2.1%
David C. Hastings	43,299	2.7%
Howard Mayer, M.D.	21,000	1.3%
David Meek	28,917	1.8%
Heather Preston, M.D.	—	0.0%
All current executive officers and directors as a group (12 persons)	1,413,534	87.8%
Transactions and Arrangements Concerning our Securities
Other than outstanding options granted to our directors, executive officers and other employees and consultants pursuant to our Equity Plans, which are described in the notes to our financial statements as set forth in our most recently filed Annual Report and Quarterly Report, neither Entasis nor, to our knowledge, any of our executive officers or directors, is a party to any agreement, arrangement or understanding with respect to any of our securities, including any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.
During the 60-day period prior to the date of this Offer, we have not granted any options that are eligible options, and no eligible options have been exercised. During such 60-day period, neither we, nor, to the best of our knowledge, any member of our Board of Directors or any of our executive officers, nor any of our affiliates, has engaged in any transaction involving the eligible options. For more detailed information on the beneficial ownership of our common stock, you can consult our definitive proxy statement for our special meeting of shareholders, which we filed with the SEC on May 17, 2021.
As of June 11, 2020, Innoviva, Inc., a Delaware publicly traded corporation, and its wholly owned subsidiary, Innoviva Strategic Opportunities LLC, a Delaware limited liability company (collectively, “Innoviva”), beneficially owned approximately 75.5% of our outstanding common stock. Neither Innoviva, its executive officers or directors, nor any person controlling Innoviva holds options that are subject to this Offer. Furthermore, neither Entasis nor, to our knowledge, any of our executive officers or directors are aware of any agreement, arrangement or understanding between Innoviva, its executive officers or directors, or any person controlling Innoviva with respect to any of our securities, including any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations other than (1) the Investor Rights Agreement between the Company and Innoviva, Inc., dated April 22, 2020 (the “Investor Rights Agreement”), and (2) various registration rights agreements under which we have agreed to register the resale under the Securities Act of 1933 of shares of our common stock issued or issuable to Innoviva.
The Investor Rights Agreement provides that for so long as Innoviva and its affiliates hold at least 15% of our outstanding common stock on a fully-diluted basis, Innoviva will have the right to designate two directors to our board of directors, and for so long as Innoviva and its affiliates hold at least 8% of our outstanding common stock on a fully-diluted basis, Innoviva will have the right to designate one director to our board of directors, subject to certain qualifications and conditions in the Investor Rights Agreement. The Investor Rights Agreement also provides for participation rights for Innoviva to participate on a pro rata basis in future offerings of our securities. As of the date of this Offer to Exchange, Innoviva has not exercised its right to designate any directors to our board of directors. For additional information regarding Innoviva, please refer to our Annual Report on Form 10-K for the year ended December 31, 2020 and our Current Report on Form 8-K filed on June 11, 2021, which are incorporated by reference in this Offer to Exchange as described below in Section 16 entitled “Additional Information.”
11.   Status of Options Acquired by Us in this Offer; Accounting Consequences of this Offer.
Options we acquire pursuant to this Offer will be cancelled on the Offer expiration date. We have adopted the provisions of Accounting Standards Codification (ASC) 718 “Compensation — Stock Compensation.” Under ASC 718, we expect to recognize the incremental compensation cost, if any, of the replacement options granted in this Offer. The incremental compensation cost will be measured as the excess, if any, of the fair value of each replacement option granted to employees, consultants and non-employee directors in exchange for surrendered options, measured as of the date such awards are granted, over the fair value of the option surrendered in exchange for such awards, measured immediately before the exchange. The incremental and remaining compensation expense associated with this Offer will be recognized over the service period of such awards. If any portion of the replacement options granted is forfeited prior to the completion of the service condition due to a termination of service, the compensation cost for the forfeited portion of the award will not be recognized.
12.   Agreements; Legal Matters; Regulatory Approvals.
We are not aware of any material pending or threatened legal actions or proceedings relating to the Offer. We are not aware of any margin requirements or anti-trust laws applicable to the Offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and grant of replacement options as contemplated by this Offer. If any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign is required for the acquisition or ownership of our options and a procedure for obtaining such approval is practically available, as contemplated herein, we presently contemplate that we will undertake commercially reasonable steps to obtain such approval or take such other action. We are unable to predict whether we may in the future determine that we are required to delay the acceptance of options or not accept options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this Offer to accept options tendered for exchange and to grant replacement options for options tendered as part of the exchange is subject to conditions, including the conditions described in Section 6 of the Offer to Exchange entitled “Conditions of this Offer.”
13.   Material U.S. Federal Income Tax Consequences.
The following is a summary of the material U.S. federal income tax consequences of the exchange of eligible options for replacement options pursuant to the Offer for those eligible employees subject to U.S. federal income tax. This discussion is based on the United States Internal Revenue Code of 1986, as amended, and the treasury regulations promulgated thereunder as of the date of this Offer to Exchange, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. This summary does not address applicable state or local taxes to which you may be subject.
If you are a citizen or resident of, or are otherwise subject to the tax laws of, another country, or change your residence or citizenship during the term of this Offer, the information contained in this discussion may not be applicable to you. You are strongly advised to seek appropriate professional U.S. and/or foreign tax advice regarding your specific situation.

Non-Qualified Stock Options.   If you are an eligible option holder who chooses to exchange your eligible outstanding non-qualified stock options for replacement options (which will also be non-qualified stock options), you generally will not recognize ordinary income with respect to your exchanged options for U.S. federal income tax purposes at the time they are cancelled on the Offer expiration date. Additionally, you generally will not recognize ordinary income upon the grant or vesting of your replacement options. You generally will recognize ordinary income in the year in which you exercise your replacement options in an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for those shares. When you later sell the shares purchased under your replacement options, you will recognize a capital gain to the extent the amount realized upon the sale of such shares exceeds your tax basis in such shares. A capital loss will result to the extent the amount realized upon the sale is less than such tax basis. The gain or loss will be long-term if the shares are held for more than one year prior to the disposition. The holding period will start at the time the replacement option is exercised for those shares. Your tax basis in the shares is the sum of the exercise price you pay for the shares and the ordinary income you recognize as a result of exercising the option. Accordingly, your tax basis in the shares generally equals the fair market value of the shares on the date you exercise the option.
Incentive Stock Options.   If you are an employee on the replacement option grant date and you choose to exchange your eligible outstanding incentive stock options for replacement options (which will also be incentive stock options to the maximum extent permitted by law), you generally will not recognize ordinary income with respect to your exchanged options for U.S. federal income tax purposes at the time they are cancelled on the Offer expiration date. Additionally, you will generally not recognize ordinary income upon the grant, vesting or exercise of your replacement options to the extent they are treated as incentive stock options. However, when you exercise your replacement options, the fair market value of the shares on the exercise date minus the exercise price you paid for the shares will be included in your income for purposes of the alternative minimum tax. Your U.S. federal income tax liability upon the sale of the shares will depend on whether you make a “qualifying disposition” or “disqualifying disposition” of those shares. A qualifying disposition occurs when you sell the shares both more than two years after the grant date and more than one year after you purchased the shares. A disqualifying disposition occurs if you do not meet either holding period. For purposes of determining whether these holding period requirements have been met, the “grant date” is the replacement option grant date, and not the original grant date, for your replacement options to the extent they are treated as incentive stock options.
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In a qualifying disposition, you will generally recognize a long-term capital gain equal to the sale price minus the exercise price you paid for the shares. You will generally recognize a long-term capital loss if the sale price is lower than the exercise price.

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In a disqualifying disposition, you will generally recognize ordinary income (rather than a capital gain) equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price you paid for the shares. If the sale price is greater than the fair market value, you will generally recognize a capital gain. If the sale price is less than the exercise price, you will generally recognize a capital loss. The gain or loss will be long-term if the shares are held for more than one year after the exercise date.

To receive incentive stock option tax treatment, you must remain continuously employed from the grant date until three months before you exercise (or one year if you are terminated due to your disability). If you do not meet this employment requirement, your stock option will be treated for U.S. federal income tax purposes as a non-qualified stock option.
Employment Taxes & Withholding.   If you are an employee, the ordinary income that you recognize pursuant to your replacement option (other than any replacement option treated as an incentive stock option) is subject to income tax withholding and both you and the Company are subject to employment tax under the Federal Insurance Contributions Act (FICA) with respect to such ordinary income. Income recognized pursuant to an incentive stock option is not subject to employment tax or withholding. Consultants and non-employee directors are generally subject to tax under the Self-Employment Contributions Act (SECA) on the ordinary income recognized pursuant to their replacement options. Consultants and non-employee directors are not subject to income tax withholding.
Company Deduction.   The Company generally will be entitled to a tax deduction in an amount equal to the ordinary income that you recognize when you exercise any replacement options that are non-qualified stock options, or make a “disqualifying disposition” of any shares purchased under replacement options that are incentive stock options.
PLEASE NOTE THAT TAX LAWS CHANGE FREQUENTLY AND VARY WITH INDIVIDUAL CIRCUMSTANCES AND INDIVIDUAL FOREIGN JURISDICTIONS. PLEASE CONSULT A TAX ADVISOR TO DETERMINE THE TAX CONSIDERATIONS RELEVANT TO YOUR PARTICIPATION IN THIS OFFER.
14.   Extension of Offer; Termination; Amendment.
We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 6 of the Offer to Exchange entitled “Conditions of this Offer” has occurred or is deemed by us to have occurred, to extend the period of time during which this Offer is open, and thereby delay the acceptance for exchange of any options, by giving written notice, including electronically posted or delivered notices, of such extension to the option holders eligible to participate in the exchange or making a public announcement thereof. If we extend the expiration date, we also will extend your right to withdraw tenders of eligible options until such extended expiration date.
We also expressly reserve the right, in our reasonable judgment, before the Offer expiration date, to terminate or amend this Offer and to postpone our acceptance and cancellation of any options elected for exchange upon the occurrence of any of the conditions specified in Section 6 by giving written notice of such termination, amendment or postponement to the option holders eligible to participate in the exchange and making a public announcement, including electronically posted or delivered notices. Our reservation of the right to delay our acceptance and cancellation of options elected to be exchanged is limited by Rule  13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the options elected for exchange promptly after termination or withdrawal of an offer to exchange.
Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our discretion, and regardless of whether any event set forth in Section 6 has occurred or is deemed by us to have occurred, to amend this Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in this Offer to option holders or by decreasing or increasing the number of options being sought in this Offer.
Amendments to this Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 8:00 a.m. Eastern time on the next U.S. business day after the last previously scheduled or announced Offer expiration date. Any public announcement made pursuant to this Offer will be disseminated promptly to option holders in a manner reasonably designed to inform option holders of such change.
If we materially change the terms of this Offer or the information concerning this Offer, or if we waive a material condition of this Offer, we will extend this Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Except for a change in price or a change in percentage of securities sought, the amount of time by which we will extend this Offer following a material change in the terms of this Offer or information concerning this Offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will publish notice or otherwise notify you of such action in writing after the date of such notice:
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we increase or decrease the amount of consideration offered for the options; or

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we decrease the number of options eligible to be elected for exchange in this Offer;

and if this Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this Section 14 of this Offer, we will extend this Offer so that this Offer is open at least ten business days following the publication, sending or giving of notice.
For purposes of this Offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

15.   Fees and Expenses.
We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange options pursuant to this Offer.
16.   Additional Information.
We recommend that, in addition to this Offer to Exchange and the Terms of Election, you review the following materials that we have filed with the SEC, which are incorporated herein by reference, before making a decision on whether to elect to exchange your options:
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our Annual Report on Form 10-K for the period ended December 31, 2020, filed with the SEC on March 23, 2021, as amended by Amendment No. 1 filed on April 30, 2021;

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our Quarterly Report on Form 10-Q for the period ended March 31, 2021, filed with the SEC on May 5, 2021;

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our Current Reports on Form 8-K filed with the SEC on May 3, 2021 and June 11, 2021; and

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the description of our common stock contained in Exhibit 4.3 to our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 11, 2020, and any amendment or report filed for the purpose of updating such description.

Our SEC filings are also available to the public on the SEC’s website at www.sec.gov.
We will also provide, without charge, to each person to whom a copy of this Option Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:
Elizabeth Keiley
Entasis Therapeutics Holdings Inc.
35 Gatehouse Drive
Waltham, MA 02451
(781) 810-0120
As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Option Exchange, you should rely on the statements made in the most recent document.
The information contained in this Option Exchange about Entasis should be read together with the information contained in the documents to which we have referred you.
17.   Miscellaneous.
We are not aware of any jurisdiction where the making of this Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of this Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, this Offer will not be made to, nor will elections to exchange options be accepted from or on behalf of, the option holders residing in such jurisdiction.
WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM EXCHANGING YOUR OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR OTHER INFORMATION TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION CONCERNING EXCHANGE OF OPTIONS FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

SCHEDULE A
INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS
The directors and executive officers of Entasis and their positions and offices as of June 16, 2021, are set forth in the following table:
Name	Age	Position(s)
Manoussos Perros, Ph.D.	54	President, Chief Executive Officer and Director
Michael Gutch, Ph.D.	55	Chief Financial Officer and Chief Business Officer
David Altarac, M.D.	60	Chief Medical Officer
John Mueller, Ph.D.	61	Chief Development Officer
Ruben Tommasi, Ph.D.	55	Chief Scientific Officer
Matthew Ronsheim	49	Chief Pharmaceutical Sciences and Manufacturing Officer
Elizabeth Keiley	55	General Counsel
Heather Behanna, Ph.D.	46	Director
David Hastings	59	Director
Howard Mayer, M.D.	58	Director
David Meek	57	Director
Heather Preston, M.D.	55	Director
The address of each director and executive officer is: c/o Entasis Therapeutics Holdings Inc.,
35 Gatehouse Drive, Waltham, Massachusetts 02451.

Entasis Therapeutics Holdings Inc.
June 17, 2021